Exhibit 10.1

October 10, 2012

Mr. Kevin Kelly

15707 Quiet Bay Ct.

Houston, Texas 77095

Re: Employment with Synthesis Energy Systems, Inc. (the “Company”)

Dear Kevin,

In connection with our non-renewal of your employment agreement, this letter will confirm the terms of your employment to you effective October 10, 2012 (the “Effective Date”).

Title/Reporting Relationship

Your title will remain Chief Accounting Officer, Controller and Secretary and you will report to the Company’s chief executive officer (the “CEO”).

Responsibilities

Your duties and responsibilities will be such as are reasonably assigned to you by the CEO. While employed by the Company, you will devote full time and attention during normal business hours to the affairs of the Company and use your best efforts to perform faithfully and efficiently your duties and responsibilities. You shall perform the services required by this letter at the Company’s present principal place of business or at such other location(s) as may be mutually agreed by you and the Company; provided, however, that your responsibilities for the Company will require you to conduct temporary travel to other domestic and international locations on business for the Company consistent with the business needs of the Company.

Salary

Your salary will be $230,000 per year (the “Base Salary”), payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions (consistent with the Company’s policy for all employees) relating to your election to participate in the Company’s incentive, savings, retirement and other employee benefit plans. The CEO will conduct an annual review of your compensation and, in his sole discretion, may increase the Base Salary based upon relevant circumstances.

Vacation

During the term of your employment, you shall be entitled to annual paid vacation equal to twenty days during each one-year period commencing on the Effective Date. The use of any vacation time not taken during the applicable one-year period will be subject to the Company’s vacation policy as in effect from time to time.

Bonus Program

You may be awarded, for each fiscal year until the the termination of your employment, an annual performance bonus (the “Annual Bonus”), with the amount and payment of such bonus to be determined by, and to be at the sole discretion of, the CEO and to be subject to the approval of the Compensation Committee of the Board of the Directors (the “Board”); provided, that the Annual Bonus will be paid by March 15 of the calendar year following the calendar year in which it was earned. For the purposes of this Agreement, the term “Annual Bonus” will refer only to the cash bonus, and not to long-term equity incentives to be paid pursuant to any compensation plan then in effect.

Incentive Award

Subject to the terms and conditions of a Nonstatutory Stock Option Agreement to be entered into between the Company and you, and subject to the approval of the Compensation Committee of the Board, the Company shall grant to you options to acquire 50,000 shares of the Company’s common stock, vesting as to 25% on the date of grant and the remainder vesting in equal amounts over three years from the effective date of the grant.

Plans

You shall be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs maintained or established by the Company for the benefit of our employees. Further, you and/or your family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company maintained or established by the Company for the benefit of its employees. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such program or plan, so long as such actions are similarly applicable to covered employees generally.

Reimbursement of Business Expenses

Business expenses customarily incurred by persons holding positions of like responsibility will be reimbursed subject to your complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during your employment.

Indemnification Agreement

The Company has entered into an Indemnification Agreement with you regarding your indemnification in the form of such agreements entered into with the Company’s other executive officers. The Company will also cause you to continue to be covered by its director and officer insurance policies as they are in effect from time to time for its directors and executive officers.

Clawback Provisions

Notwithstanding any other provisions in this letter to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this letter or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Severance

Subject to the provisions of “Conditions to Payment” below, the Company shall provide you the following severance should your employment be terminated (i) by you for Good Reason (as defined below), (ii) by the Company Without Cause (as defined below) or (iii) for any reason, other than by the Company for Cause (as defined below), within sixty days after a Change in Control (as defined below) which occurs while you are employed by the Company:

(a) The Company shall pay to you in a lump sum in cash, if not theretofore paid, your Base Salary (as in effect on the date of termination) through the date of termination, and in the case of compensation previously deferred and bonuses previously earned by you, all amounts of such compensation previously deferred and earned and not yet paid by the Company.

(b) The Company shall, promptly upon submission by you of supporting documentation, pay or reimburse to you any costs and expenses paid or incurred by you which would have been payable under the “Reimbursement of Business Expenses” provision hereof if your employment had not terminated.

(c) The Company shall pay to you, in equal semi-monthly installments, your Base Salary (as in effect on the date of your termination) through (a) the six month anniversary of your termination or (ii) until you are hired by another employer, whichever is sooner. You accept the obligation to notify the Company upon securing employment outside the Company and to communicate to the Company the effective start date of such employment at which time the payments pursuant to this subsection (c) will cease. Failure to do so may result in a claim by the Company to return excess payments paid to you.

(d) All unvested options will be fully vested and thereafter, all such fully vested stock options will be exercisable by you until the earlier to occur of the expiration of the term of each stock option or one year after the date they become fully vested.

For purposes of this letter:

“Cause” means (i) the conviction (or plea of nolo contendere or equivalent plea) of you of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) your having engaged in misconduct causing a violation by the Company of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof, (iii) your having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by you that was intended to result in your personal enrichment at the expense of the Company, (v) your refusal, without proper legal cause, to perform the duties and responsibilities of your position or any other breach by you of this letter, (vi) your engaging in activities which would constitute a breach of the Company’s policies, rules or regulations of the Company or (vii) you fail to adequately perform the scope of the duties and responsibilities assigned to you, as determined in good faith by the CEO.

“Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(a) any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee of the Board, the holders of the Company’s common stock, immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions. The Board may (i) deem any other corporate event affecting the Company (other than those described in clauses (a)-(d) of this definition) to be a “Change in Control,” and (ii) may amend this definition of “Change in Control” in connection with an identical amendment being made to termination agreements entered into by the Company and all of its senior executive officers.

“Disability” means either (i) an illness or other disability that prevents you from discharging your responsibilities under this letter for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the term of your employment, all as determined in good faith by the Board (or a committee thereof) or (ii) you are receiving long-term disability benefits under any of the Company’s plans, policies or programs. Notwithstanding anything to the contrary, in the event the Company temporarily replaces you, or transfers your duties or responsibilities to another individual on account of your inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then your employment shall not be deemed terminated by the Company and you shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of a Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a Disability made in writing to the Company and you by such physician shall be final and conclusive for all purposes of this letter.

“Good Reason” means: (i) the assignment to you of any duties materially inconsistent in any respect with you duties or responsibilities as contemplated in this letter, provided that you specifically terminate your employment for Good Reason hereunder within 60 days from the date that you have actual notice of such assignment; (ii) requiring you to relocate to any office or location more than 50 miles outside of the Houston, Texas metropolitan area without your consent; (iii) any other action by the Company which results in a material diminishment in your position, authority, duties or responsibilities; provided, that, any change in your reporting relationship shall not constitute a material diminishment for purposes of determining whether you have a Good Reason; provided, further that you specifically terminate your employment for Good Reason hereunder within 60 days from the date that you have actual notice of such diminishment; (iv) any material breach by the Company of any of the provisions of this letter, provided that you specifically terminate your employment for Good Reason hereunder within 60 days from the date that you have actual notice of such material breach; (v) a reduction, or attempted reduction, at any time during the term of your employment, of the Base Salary unless such reduction is also applied to other officers of the Company; or (vi) the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits provided under “Plans” above, unless (A) there is substituted a comparable benefit that is at least economically equivalent (in terms of the benefit offered to you) to the benefit in which your participation is being adversely affected or to your benefits that are being materially reduced, or (B) the taking of such action affects all employees of the Company.

“Without Cause” means a termination for any reason other than for Cause or Disability or on account of your death.

Continuation of Benefits

Subject to the provisions of “Conditions to Payment” below, during the twelve-month period commencing within 60 days of the date of a termination as described under “Severance” above, the Company shall pay an amount equal to the group health care premiums for you and/or your dependents and/or beneficiaries equal to those which would be required for continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such payments shall be paid by the Company according to a fixed schedule consisting of monthly installment payments. The foregoing payments by the Company shall not extend the applicable COBRA continuation period and the COBRA continuation period shall commence as required under COBRA on account of your termination of employment.

Benefits otherwise receivable by you pursuant to this section shall be reduced to the extent substantially similar benefits are actually received by or made available to you by any other employer during the same time period for which such benefits would be provided pursuant to this section at a cost to you that is commensurate with the cost incurred by you immediately prior to the date of termination; provided, however, that if you become employed by a new employer which maintains a medical plan that either (i) does not cover you or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover you or a family member or dependent for a designated waiting period, your coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the six-month anniversary of the date of termination. You agree to report to the Company any coverage and benefits actually received by you or made available to you from such other employer(s). You shall be entitled to elect to change your level of coverage and/or your choice of coverage options (such as for you only or family medical coverage) with respect to the benefits to be provided by the Company to you to the same extent that active employees of the Company are permitted to make such changes; provided, however, that in the event of any such changes you shall pay the amount of any cost increase that would actually be paid by an active employees of the Company by reason of making the same change in his level of coverage or coverage options.

Conditions to Payment

Notwithstanding any of the above to the contrary, you will not be entitled to any of the payments provided in this letter under “Severance” or “Continuation of Benefits” if (i) you breach this letter including the provisions of Annex A or (ii) you fail to execute and return an effective release from liability and waiver of right to sue the Company or its affiliates in a form reasonably acceptable to the Company waiving all claims you may have against the Company, its affiliates, and their predecessors, successors, assigns, employees, officers and directors and such other parties and in such form as determined by the Company in its sole discretion within sixty (60) days after the date of termination of your employment (or such shorter period as may be required to be provided by law or as determined by the Company and provided in the release), and the release becoming effective. To the extent any amount payable under under “Severance” or “Continuation of Benefits” is deferred compensation subject to Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), if the period during which you have discretion to execute or revoke the general release of claims straddles two of your taxable years, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year you actually deliver the executed general release of claims to the Company. You may not, directly or indirectly, designate the calendar year or timing of payments.

Specified Employee

If you are a “specified employee” as such term is defined under Section 409A of the Code, on the date of your termination of employment and if the benefit to be provided under this letter are subject to Section 409A of the Code and is payable on account of a termination of employment, payment in respect of such benefit shall not commence until the first business day that is six months after your termination date and shall otherwise be paid as provided in this letter.

At-Will Employment

You will be employed as an at-will-employee, which means that, except as set forth under “Severance” or “Continuation of Benefits” above, your employment may be terminated with no further obligation at any time, at the election of either you or the Company, for any reason or no reason, with or without any advance notice.

Upon termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer, manager or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

Withholdings

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this letter (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) all other employee deductions made with respect to the Company’s employees generally.

Conflicts of Interest

You agree to comply with all applicable policies, rules and regulations of the Company, including, but not limited to, the Company’s Code of Business and Ethical Conduct and policies regarding compliance with the U.S. Foreign Corrupt Practices Act, each as in effect from time to time.

Restrictive Covenants

You acknowledge, understand and agree that as a condition to the Company’s execution of this letter, you are bound by, and shall be obligated to comply with, the covenants set forth on Annex A to the letter regarding (i) Confidential Information, (ii) Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, (iii) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship, (iv) Non-Disparagment and (v) Non-Competition; Non-Solicitation. It is further acknowledged, understood and agreed by that the covenants made by you as set forth on Annex A are essential elements of your employment and that, but for your agreement to comply with such covenants, the Company would not have continued your employment.

Internal Revenue Code Section 409A Compliance.

(a) This letter is intended to comply with Section 409A of the Code to the extent any payment hereunder constitutes nonqualified deferred compensation under Section 409A of the Code.

(b) The Company shall undertake to administer, interpret, and construe this letter in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A of the Code and to comply with Code Section 409A to the extent applicable.

(c) If the Company determines in good faith that any provision of this letter would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board (or its delegate) and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

(d) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this letter. The Company shall not be liable to you for any payment made under this letter that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this letter as an amount includible in gross income under Section 409A of the Code.

(e) With respect to any reimbursement of expenses, as specified under this letter, such reimbursement of expenses shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(f) “Termination of employment,” “resignation,” or words of similar import, as used in this letter means, for purposes of any payments under this letter that are payments of nonqualified deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code.

Entire Agreement; No Oral Amendments

This letter, together with any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between you and the Company and constitutes the entire agreement between you and the Company with respect to the subject matter of this letter. This letter may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

[Signature Page Follows]

Please feel free to contact me if you have any questions.

Sincerely yours,

Synthesis Energy Systems, Inc.

/s/ Robert Rigdon

Robert Rigdon

President and Chief Executive Officer

I hereby accept these terms of employment.

/s/ Kevin Kelly	October 10, 2012
Kevin Kelly	Date

ANNEX A

COVENANTS AS TO CONFIDENTIALITY, DISCLOSURE AND OWENERSHIP OF INFORMATION, NON-COMPETITION AND NON-SOLICITATION

Confidential Information

In connection with your position as Chief Accounting Officer, Controller and Secretary of the Company, the Company will from time to time provide you with Confidential Information, as defined below, so that you may perform the duties and responsibilities of your position. You acknowledge, understand and agree that all such Confidential Information, whether developed by you or others employed by or in any way associated with you or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this letter. You acknowledge that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

“Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by you to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by you to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Information related to all proprietary information developed, licensed or otherwise acquired by the Company, including, but not limited to, relating to the U-GAS® coal gasification technology, the manufacture of synthesis gas and other energy products in a proprietary process (the “Technology”);

(b) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(c) Information regarding proposed projects, joint ventures or other similar business activities;

(d) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

(e) Names and contact information for customers, suppliers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers or suppliers of the Company;

(f) Confidential and proprietary information provided to the Company by any actual or potential customer, supplier, government agency or other third party (including businesses, consultants and other entities and individuals); and

(g) Work product resulting from or related to the research or development of the Technology.

You further agree that you shall not make any statement or disclosure to third parties that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

As a consequence of the Company providing you with its Confidential Information, you shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to you, you agree that it is reasonable and necessary that you make each of the following covenants:

(a) During your employment and thereafter, you shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out your duties and responsibilities to the Company, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time you shall give prior written notice of such proceedings to the Company).

(b) During your employment and thereafter, you shall not use, copy or transfer Confidential Information other than as necessary in carrying out your duties and responsibilities, without first obtaining the Company’s prior written consent.

(c) On the termination of your employment, you shall promptly deliver to the Company (or its designee) all written materials, records and documents made by you or which came into your possession during your employment concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions

As part of your fiduciary duties to the Company and its affiliates, you agree that during your employment by the Company, you shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by you, either individually or jointly with others, and which relate to the business, products or services of the Company or its affiliates, irrespective of whether you used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by you on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to the Technology, the development of coal gasification and syngas production and the provision of distributed power, utility services and coal gasification plant development, operations and maintenance based on the Technology, new types of services, other corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.

Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship

All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during your employment and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

In particular, you hereby specifically sell, assign, transfer and convey to the Company all of your worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. You shall assist the Company at all times, during your employment and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign patents, including divisions, continuations, continuations in part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

In the event you create, during your employment, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by you or jointly with others, the Company shall be deemed the author of such work if the work is prepared by you in the scope of your employment; or, if the work is not prepared by you within the scope of your employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by you within the scope of your employment nor a work specially ordered and deemed to be a work made for hire, then you hereby agree to sell, transfer, assign and convey, and by these presents, do sell, transfer, assign and convey, to the Company all of your worldwide right, title and interest in and to such work and all rights of copyright therein. You agree to assist the Company and its affiliates, at all times, during your employment and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Non-Disparagement

During the term of your employment and thereafter, you shall not defame or disparage the Company, its affiliates and their officers, directors, members or executives. You agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives. The Company further agrees not to defame or disparage you and agrees to cooperate with you in refuting any defamatory or disparaging remarks by any third party made with respect to your employment with the Company.

Non-Competition; Non-Solicitation

During your employment and for the twenty-four month period following the date of termination of your employment, you shall not, acting alone or in conjunction with others, directly or indirectly, in any area in which you have worked for the Company or as to which you have received Confidential Information relating to the Company, including, but not limited to, the People’s Republic of China, the Republic of India and the United States, invest or engage, directly or indirectly, in any Competing Business (as defined below) or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity. Notwithstanding the above, you may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which you are providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, you and the Competing Business will provide written assurances satisfactory to the Company that you will not render services directly or indirectly for a twenty-four month period to any portion of the Competing Business which competes directly or indirectly with the Company.

For purposes of this letter, “Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of the Company and/or its affiliates during the term of your employment including, but not limited to, the development of coal gasification coal and biomass mixture gasification and syngas production and the provision of distributed power, utility services and coal gasification coal and biomass mixture gasification plant development, operations and maintenance based on coal gasification and coal and biomass mixture gasification technology.

In addition to the other obligations agreed to by you in this letter, you agree that for twenty-four months following the date of termination of your employment, you shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate with or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate, alter or amend their business relationship with the Company.

You hereby specifically acknowledge and agree that:

(a)	The Company expended and will continue to expend substantial time, money and effort in developing its business;

(b)	You will, in the course of your employment, be personally entrusted with and exposed to Confidential Information;

(c)	The Company, during your employment and thereafter, will be engaged in its highly competitive business in which many firms compete;

(d)	You could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

(e)	The Company will suffer great loss and irreparable harm if you terminate your employment and enter, directly or indirectly, into competition with the Company;

(f)	The temporal and other restrictions contained in this “Non-Competition; Non-Solicitation” provision are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(g)	The enforcement of this “Non-Competition; Non-Solicitation” provision will not work an undue or unfair hardship on you or otherwise be oppressive to you; it being specifically acknowledged and agreed by you that you have activities and other business interests and opportunities which will provide you adequate means of support if the provisions of this “Non-Competition; Non-Solicitation” provision are enforced after your termination; and

(h)	The enforcement of this “Non-Competition; Non-Solicitation” provision will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

The parties hereto further agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this “Non-Competition; Non-Solicitation” provision is overly restrictive and unenforceable, the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this “Non-Competition; Non-Solicitation” provision shall remain in full force and effect. The parties hereto further agree that if a court of competent jurisdiction determines that any provision of this “Non-Competition; Non-Solicitation” provision is invalid or against public policy, the remainder of this “Non-Competition; Non-Solicitation” provision shall not be affected thereby, and shall remain in full force and effect.